A N N U A L     R E P O R T

                               October 31, 1996




                             THE TOCQUEVILLE TRUST
                                 MUTUAL FUNDS




                             The Tocqueville Fund

                     The Tocqueville Small Cap Value Fund

                       The Tocqueville Asia-Pacific Fund

                          The Tocqueville Europe Fund

                        The Tocqueville Government Fund







                                    [LOGO]

The Tocqueville Fund
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DEAR FELLOW SHAREHOLDERS:

     For the twelve month period ended October 31, 1996, the Fund generated a total return of 22.7%. This compares with a 24.1% rise in the S&P 500 and a 16.9% increase for the average growth fund as measured by Lipper Analytical Services, the standard in the mutual fund industry.

     We are well pleased by these results. Our strong performance was driven by sharp gains in most of our largest holdings, particularly IBM, our largest po-sition, as well as by Citibank and BankAmerica, our second and fifth largest holdings, Bristol-Myers, our third largest position, and by Varco Internation-al, our fourth largest single issue. With the exception of Varco, which was purchased last year as part of a package of (then) out-of-favor oil service companies, these shares were all purchased in the 1992-93 time period, lending credence to the old adage that you make most of your money in bear markets.

OUTLOOK

     Recent trading activity suggests that we may get another chance to invest in a bear market. After a robust performance that caught many, including us, by surprise, markets appear to be entering a new stage in which stock picking and capital preservation will be of greater importance. While we do not cheerfully anticipate a bear market, we do believe that a less ebullient atmosphere would be healthy. Investor expectations are far too high and complacency regarding risk is rampant. Typically, these are the conditions that exist at a market top. While market timing is not our practice, we have turned even more cautious than usual and have tightened our valuation standards. Also, because a number of our positions have reached valuation targets, our cash levels have in-creased. Higher cash levels will not protect the portfolio in a market down-draft but they will provide the working capital necessary to take advantage of lower price levels, when they become available.

     Having been fooled by the direction of the market more than once, we con-tinue to rely on our evaluation of the risk/reward ratio in individual stocks. Here, as usual, we are more sanguine. Good opportunities in some large capital-ization companies developed during the past six months. Two examples of these "black and blue chip" companies are AT&T and Motorola, both of which were pur-chased by the Fund. We have also included new positions and added to positions in so-called "empty file" stocks: companies that are not widely followed or largely ignored by Wall Street and the media. Over the period, we added to our position in Measurex, a systems company servicing the paper and other process industries which sports a very clean balance sheet and is trading at less than ten times next year's earnings estimate. Since the end of our fiscal year, we have initiated positions in companies such as Bindley Western, Safety Kleen and Zeigler Coal which fit our definition of neglected stocks.

     We have also (wholly or partially) liquidated a number of positions in which our valuation objectives were (wholly or partially) achieved or where we no longer had conviction on our investment thesis. Among the former, companies like Deluxe, Digicon, Newpark Resources, NaPro

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BioTherapeutics and National Education stand out. In the latter category,
Systemed, Omi Corp., Hanson, Golden Books and especially FoxMeyer, our only significant loser in 1996, come to mind. We also eliminated positions in some cyclical stocks like Alumax, Longview Fibre and, more recently, Inco and Giddings & Lewis because of the tepid outlook for the domestic economy in 1997. Finally, in December we took some money off the table on some of our biggest winners--stocks like IBM, Citicorp, BankAmerica and Bristol-Myers--companies which still rank as the Fund's largest holdings but which, due to their very strong performance, had become considerably overweighted compared to the rest of the portfolio.

CONCLUSION

     In the period ahead, we believe funds and fund managers will be judged and rewarded for how well they preserve the spectacular gains of the last two years. Our primary goal to preserve capital will be put to the test in this pe-riod. While the temptation to make a bet on the market--in this case by selling stocks wholesale--will have to be resisted every day, we will concentrate on stock picking and risk aversion. Short of a bonafide severe bear market, the likes of which has not been seen since 1973-74, we are confident of our ability and experience to manage your Fund and preserve your capital through the less exuberant period we envisage for 1997.

Robert W. Kleinschmidt
Francois Sicart
Portfolio Managers

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This report is not authorized for distribution to prospective investors unless preceded or accompanied by a currently effective prospectus of The Tocqueville Trust.

                             THE TOCQUEVILLE FUND

               Tocqueville Fund (at Net Asset Value)     Tocqueville Fund (assuming a 4% front-end load    S&P 500
                                                                      at inception)
1/13/87                      10000                                        9597                               10000
10/31/87                      8630                                        8282                                9260
10/31/88                     10450                                       10030                               10640
10/31/89                     12200                                       11705                               13441
10/31/90                     11790                                       11307                               12431
10/31/91                     13880                                       13308                               16607
10/31/92                     15950                                       15291                               18263
10/31/93                     19390                                       18915                               20991
10/31/94                     21246                                       20371                               21795
10/31/95                     24647                                       23632                               27552
10/31/96                     30237                                       28992                               34192

This chart assumes an initial investment of $10,000 made on 1/13/87 (incep-tion). Performance reflects fee waivers in effect. In the absence of fee waiv-ers, total return would be reduced. Returns shown include the reinvestment of all dividends and other distributions. Past performance is not predictive of future performance. Investment return and principal value will fluctuate, so that your shares, when redeemed, may be worth more or less than their original cost.

                       AVERAGE ANNUAL RATE OF RETURN (%)
                      FOR PERIODS ENDED OCTOBER 31, 1996
- -----------------------------------------------------------------------------

                                                        SINCE INCEPTION
                                   1 YEAR 3 YEAR 5 YEAR     1/13/87
- -----------------------------------------------------------------------
Tocqueville Fund--Net Asset Value  22.68% 15.30% 16.86%     11.94%
Tocqueville Fund--Load             17.74% 13.74% 15.91%     11.47%
Standard & Poor's 500 Stock Index  24.10% 17.68% 15.55%     13.61%

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                                                                              3

The Tocqueville Small Cap Value Fund
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DEAR FELLOW SHAREHOLDER:

   I am pleased to report that the Tocqueville Small Cap Value Fund has con-tinued its strong performance. For the year ended October 31, 1996, your risk-averse portfolio of value stocks posted a 19.71% increase in Net Asset Value to $13.37 per share. These results compare favorably with the 16.60% return of the Russell 2000 Index, which is the most widely accepted benchmark for small cap stocks.

   As you know, one facet of our investment strategy is to invest in finan-cially-strong, very proprietary businesses. As had been the case last year, this strategy had its unexpected rewards. Three of our portfolio companies were acquired during the course of the year. Westcott Communications, Univar Corp. and American Travelers Corp. were subjects of takeover bids at prices which were substantially higher than our cost.

   Overall, we had a good year, even though small cap stocks generally lagged other stocks. I will try my best to maintain that performance in the future.

DIVIDEND DECLARED

   Shareholders of the Fund on the Record Date of December 12, 1996 received a capital gains distribution of $1.46 per share, payable December 13, 1996 as follows:

            Long-term capital gain................. $0.95
            Short-term capital gain................  0.51
                                                    -----
                 Total............................. $1.46

CAUTIOUS OPTIMISM MAINTAINED

   Investors are bombarded daily with unprecedented amounts of business and economic facts and opinions. They are subjected daily to heavy doses of self-serving hype and well-packaged promotional half-truths. They also face stock market valuations which appear to be somewhat "rich" by nearly all traditional valuation standards. Taking all this into account, one can only conclude that caution is warranted. In that context, here is a brief overview of how the Fund is positioned for the next 12 to 18 months:

   FIRST, taking into account increasing stock market volatility in general, I reduced the Fund's exposure to OTC markets. Our ten largest positions are now listed on national exchanges and 57% of our equity investments are listed. SECOND, I lowered the Fund's exposure to sectors of the economy which I per-ceived to be vulnerable to deteriorating earnings prospects next year. I elim-inated some technology stocks where I felt that prices had gotten ahead of themselves. I also cut back the Fund's exposure to apparel manufacturing, due to diminishing recovery prospects in that sector. THIRD, I increased the Fund's exposure to "sunrise industries" that provide computer software, CATV and telephone hardware, computer learning, home security products or services. LASTLY, I slightly increased the fund's exposure to severely depressed con-sumer non durable sectors.

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SECTOR EXPOSURE

   To be more specific, 62% of the Fund's assets are now invested in companies which I hope should not to be overly sensitive to the economy: Computer Soft-ware (16.3%), Healthcare (15.6%), Communications (13.1%), Consumer Non-Durables (10%), Financial Services (4.9%) and Database Services (2.3%).

   Our next two largest sectors are industries which have only recently emerged from profound economic downturns, where I believe current stock market valuations are still well below intrinsic replacement values or potential earning power valuations. These sectors include leading providers of oil and gas exploration and production services under the caption Drilling Equipment & Services (13.8%), and a leading producer of moderately-priced ready-to-assem-ble home and office furniture under the caption Furniture (RTA) (7.6%).

   Following is a listing of our ten largest positions. These represent 42.5% of assets, and all are listed on national exchanges.

TEN LARGEST POSITIONS

   O'Sullivan Industries Hldgs.
    (7.6%)                         Producer of Ready-To-Assemble furniture
   Oceaneering International
    (5.5%)                         Offshore diving equipment and services
   Unisys Corp. (4.9%)             Computers and computer network services
   Western National Corporation
    (3.9%)                         Tax-deferred annuities & related products
   Bindley Western Industries
    (3.7%)                         Wholesale prescription drug distribution
   Owens & Minor Corporation
    (3.6%)                         Medical/surgical supplies distributor
   Nabors Industries, Inc.(3.5%)   World's largest land drilling company
   Scientific-Atlanta (3.4%)       CATV, telephone and satellite communications
   Franklin Electronic Publishing
    (3.3%)                         Electronic books and reference manuals
   Ballard Medical Products
    (3.1%)                         Surgical and critical care disposables

   For the benefit of our new shareholders, I will review the basic tenets of my investment strategy.

LONG TERM ORIENTATION

   I believe that successful investing requires considerable attention to "how much you pay for what you buy," considerable patience coupled with the will-ingness to accept some temporary discomfort, and lastly, true long-term com-mitment. Central to my thinking is the belief that whatever is taking place today at a company is the result of strategies implemented many months and possibly years ago. Consequently, most of my analytical attention centers on long-term issues, on the theory that if I am correct in my long-term assess-ment of the business prospects of an enterprise, short-term market fluctua-tions are relatively less important.

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ENTREPRENEURIAL BEND

   In addition, I believe that successful long-term investments are those made first in good businesses and secondarily in good managements. Consequently, most of my bottom-up analytical work centers on picking good businesses from an entrepreneurial perspective.

INVESTING WISELY

   My concept of "Investing Wisely" means investing in good businesses when they are already down significantly in price. To that end, I follow these time-tested guidelines:

   RULE # 1: RESTRICT THE MAJORITY OF NEW PURCHASES TO STOCKS THAT ARE ALREADY DOWN SUBSTANTIALLY IN PRICE. I very rarely violate that value-oriented strat-egy when making new purchases, but I have occasionally added to my winning po-sitions. For example, when purchased, the 47 stocks which we own were down on average 37% and 39% from their 12 months' and prior 60 months' highs, respec-tively. The implication is that these stocks already had some significant price correction and had gone through a period of economic hardship. Conse-quently, many were receiving scant coverage from Wall Street, some were even receiving negative coverage, and most represented good value when we bought them.

   RULE # 2: SYSTEMATICALLY SCREEN THESE "DOWN AND OUT" STOCKS FOR FINANCIAL STRENGTH. I believe that financial weakness is most often indicative of poor business fundamentals. I avoid investing in poor businesses, no matter how in-expensive they get. Conversely, I have a strong affinity for self-reliant and practically debt-free companies. I believe that people who properly manage their finances are least likely to disappoint me. The average debt-to-total-capital ratio of the portfolio is a very conservative 20%, and the average quick ratio (cash + receivables/current liabilities) is 2.43.

   RULE # 3: "INVEST TO WIN." This is by far the most difficult rule to fol-low. Its logic is quite appealing. Starting from a selection of stocks that have declined substantially in price and retained their financial strength, I attempt to single out the so-called "good businesses" that I want to own for the long term. What constitutes "good businesses" is obviously hard to define. However, I believe that they should have some of these features, ranked in or-der of importance:

   . MANAGEMENT INTEGRITY, REPUTATION AND SOCIAL RESPONSIBILITY. I can't iden-tify a single successful long-term investment lacking these complementary qualities. I view the level of integrity at the top of any organization as the single most critical ingredient required for success over the long term. In-tegrity directly sets the tone for the organization's strategies, and it indi-rectly raises the intensity of management's commitment to the business. Integ-rity defuses most adversarial labor-management conflicts, and thus improves productivity. Reputation allows organizations to hire and retain the best peo-ple available, and to move ahead of their competition. I view social responsi-bility as the necessary foundation of all worthy investment activities.

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   . GROWTH POTENTIAL. A good investment should offer its owner some prospects of long-term growth, profitability, and financial security. It has already been well publicized that over the very long term, the fastest growing seg-ments of the maturing US economy may very well be the so-called service indus-tries. This is reflected in a 25% mix of service businesses in the Fund's portfolio, excluding our 13.9% exposure to the Drilling Equipment & Services sector. Three of our ten largest positions are broadly defined service provid-ers (Bindley Western Industries, Owens & Minor, Western National Corp.)

   . NEW PRODUCTS. Good businesses are invariably built around very successful products. At the moment, ten of our companies have new products under develop-ment which, if successful over the long term, could very significantly improve their overall potential. Three of these are among our ten largest holdings:
Scientific-Atlanta, Franklin Electronic Publishing, Ballard Medical Products.

   . PROPRIETARY STRENGTHS. Good businesses often fashion proprietary skills into strong competitive tools. For example, nearly all of the emergency room supplies manufactured by Ballard Medical Products are protected by patents or proprietary know-how. The company seems well positioned for the future and presently enjoy very strong profit margins.

   . MARKET SHARE POSITION. Good businesses often hold high market share posi-tions. Current portfolio examples are Cone Mills, which is the world's largest denim producer; Nabors Industries, the world's largest land driller, Telxon Corp., the leading US bar-code and wireless data capture systems integrator; O'Sullivan Industries, the largest non-private US producer of ready-to-assem-ble furniture.

   . HIGH INSIDER OWNERSHIP. I am comfortable with high levels of insider own-ership, as long as I see little insider selling. My theory is that insiders with money at risk are most eager to tend to the business, and to truly manage the enterprise for the long term. On average, insiders owned 21.5% of the stocks in the Fund's portfolio, and nine of our stocks had insider ownership levels of 40% or more.

   . REPEAT SALES AND CUSTOMER BASE. Good businesses generally have a close day-to-day working relationship with their customers. Over many years, such businesses end up servicing a large installed base of satisfied "pre-sold" customers by continually providing value-added services. Such businesses even-tually benefit from a fairly steady flow of repeat sales, as well as growing maintenance, repair and overhaul (MRO) activities. Eleven of our 47 stocks have a relatively high mix of repeat sales, and one of these is among our ten largest positions: Western National Corp.

   In closing, I welcome questions or comments which you may have, and I thank you for choosing the Tocqueville Small Cap Value Fund to realize your long-term investment objectives.

Jean-Pierre Conreur
Portfolio Manager

                     THE TOCQUEVILLE SMALL CAP VALUE FUND


                 Tocqueville Small Cap  Tocqueville Small Cap Value
                 Value Fund (at Net     Fund (assuming a 4% front-end load at
                 Asset Value)           inception)                                  Russell 2000 Index

8/1/94                10000                             9597                              10000
10/31/94              10220                             9808                              10406
10/31/95              12184                            11693                              12089
10/31/96              14586                            13998                              14096

This chart assumes an initial investment of $10,000 made on 8/1/94 (incep-tion). Performance reflects fee waivers in effect. In the absence of fee waiv-ers, total return would be reduced. Returns shown include the reinvestment of all dividends and other distributions. Past performance is not predictive of future performance. Investment return and principal value will fluctuate, so that your shares, when redeemed, may be worth more or less than their original cost.

     AVERAGE ANNUAL RATE OF RETURN (%) FOR PERIODS ENDED OCTOBER 31, 1996
- -----------------------------------------------------------------------------

                                                          SINCE INCEPTION
                                                   1 YEAR     8/1/94
- -------------------------------------------------------------------------
Tocqueville Small Cap Value Fund--Net Asset Value  19.71%     18.22%
Tocqueville Small Cap Value Fund--Load             14.92%     16.08%
Russell 2000 Index                                 16.60%     17.79%
- -------------------------------------------------------------------------

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

The Tocqueville Asia-Pacific Fund
- -----------------------------------------------------------------------------

DEAR FELLOW SHAREHOLDERS:

   The past year has proven a turbulent one for our principal markets and our fund, as well as the leading regional indexes, ended the fiscal year with only a nominal gain. It is hard to say which had the most negative impact on the region -- the weakening economies or the growing size of social stress and un-rest.

   The economic slowdown was initially planned, in the form of policies de-signed to calm down overheating, such as special taxes to discourage real-es-tate speculation in Malaysia and Singapore. At mid-year, however, the downturn accelerated sharply with the sharp inventory correction in the global semi-conductor industry. This evidence proves how dependent many Asian economies have remained on exports to the United States (in spite of widespread claims of growing regional integration and independence.) It also brought to light the region's sensitivity to the health of one or two economic sectors-- elec-tronics in particular.

   The social problems that could be expected are a normal consequence of the collision between the social expectations of a fast growing middle class and rigid or inadequate political and physical infrastructures. These problems, illustrated by the riots in Jakarta, a political crisis in Thailand and crime waves here and there, were clearly compounded by the economic slowdown.

   As a result, the perception of the Asia "tiger" economics among investors and in the press has shown a dramatic reversal from euphoria to deep gloom. Paradoxically, the two markets where serious long-term problems remain are those where investors feel most comfortable today:

   . Japan, where the financial bubble of the 1980s is finally being worked out, is faced with large budget deficits and extremely unfavorable de-mographic trends. Yet, in spite of sharply lower levels (compared to the early 1990s), the stock market still supports extremely high multi-ples of earnings and cash flows that can only be justified in a high growth environment.

   . Hong Kong, where nothing is assured about the future, is riding to rapid levels on the back of an unprecedented speculative bubble in the local real estate market.

   We see the drastic reassessment of the Asian economies as a major opportu-nity to accumulate shares on companies catering to primarily domestic needs: changes in the diets and the housing needs of the budding middle class, a need to catch up on infrastructures, etc. The current problems are not so well ad-vertised as to hide the incredibly powerful dynamics of local demographics and industrialization. One need only remember that the Philippines, one of the few markets retaining industrial markets favor, was considered "the sick man of Asia" only a few years ago.

   As a result, the Tocqueville Asia-Pacific Fund is now almost fully invest-ed, with a special emphasis on economies with significant long-term develop-ment potential (Indonesia, the Philippines, Thailand) and a growing focus and concentration on companies positioned to benefit from these economies.

Francois Sicart
Portfolio Manager

                       THE TOCQUEVILLE ASIA-PACIFIC FUND



                                     LOGO

This chart assumes an initial investment of $10,000 made on 11/12/91 (incep-tion). Performance reflects fee waivers in effect. In the absence of fee waiv-ers, total return would be reduced. Returns shown include the reinvestment of all dividends and other distributions. Past performance is not predictive of future performance. Investment return and principal value will fluctuate, so that your shares, when redeemed, may be worth more or less than their original cost.

     AVERAGE ANNUAL RATE OF RETURN (%) FOR PERIODS ENDED OCTOBER 31, 1996
- -----------------------------------------------------------------------------

                                                                SINCE INCEPTION
                                                1 YEAR  3 YEAR     11/12/91
- -----------------------------------------------------------------------------
Tocqueville Asia-Pacific Fund--Net Asset Value   0.11%  (0.07%)      3.83%
Tocqueville Asia-Pacific Fund--Load             (3.92%) (1.42%)      2.97%
Morgan Stanley Pacific Index                     3.31%   0.01%       4.47%
- -----------------------------------------------------------------------------

The Tocqueville Europe Fund
- -----------------------------------------------------------------------------

DEAR FELLOW SHAREHOLDERS:

   After a slow start in the final quarter of 1995, the Tocqueville Europe Fund has had a strong performance during the last three quarters, allowing it to end our fiscal year with a gain of 16.07%.

   Some of that performance can be traced to our decision to significantly increase our investment in France when general strikes depressed the general market; much of it is due to the performance of individual companies.

   We are becoming concerned about the British economy and its stock market which, after several years of overperformance, exhibit late-cycle characteristics similar to those of the United States.

   Continental Europe, however, continues to represent fertile grounds for stock picking. It is true that the stock markets have largely anticipated an economic recovery which is, at best, budding. The budgetary pressures associated with governments' commitment to meet the Maastricht deficit and debt criteria are leaving only monetary ease as a policy tool against record-high unemployment rates and social discontent. Fortunately, Germany's own problems have convinced the Bundesbank that the D-mark was overvalued against the dollar, allowing for lower interest rates that have been promptly replicated throughout Europe. To the extent that France, with its "Franc-Fort" strategy, had been hurt most by its dependence on Germany's interest rates, it stands to benefit the most from the new, more relaxed environment.

   This being said, the financial markets have disproportionately benefited from the fact that the economies' hesitant recoveries are not absorbing the rising money supplies. The stock markets, in particular, seem well ahead of the expected recoveries in corporate profits. Selectivity in stock-picking will therefore become increasingly important, because any acceleration of the conti-nental economies will absorb more of the money supply, as will the rush to re-pay public debt through privatization programs. Thus, market valuation multi-ples may decrease somewhat as the economies expand and it will be important to own shares of companies that deliver on their earnings promises during the re-covery.

   Fortunately, we believe that there remains considerable operating leverage in many companies which, in spite of the regulatory obstacles and societal ri-gidities, have accomplished significant restructurings. One example of the pro-gress which has been made is that many medium-sized French companies have been able to significantly increase their export sales in spite of the French franc's gross overvaluation.

   For many such companies, not only in France but also in other countries, such as Spain, that received a boost from early currency devaluations, the po-tential earnings leverage is comparable to what was the case in the United States in the early 1990s.

Francois Sicart
Portfolio Manager

                          THE TOCQUEVILLE EUROPE FUND



                                     LOGO

This chart assumes an initial investment of $10,000 made on 8/1/94 (incep-tion). Performance reflects fee waivers in effect. In the absence of fee waiv-ers, total return would be reduced. Returns shown include the reinvestment of all dividends and other distributions. Past performance is not predictive of future performance. Investment return and principal value will fluctuate, so that your shares, when redeemed, may be worth more or less than their original cost.

     AVERAGE ANNUAL RATE OF RETURN (%) FOR PERIODS ENDED OCTOBER 31, 1996
- -----------------------------------------------------------------------------

                                                 SINCE INCEPTION
                                          1 YEAR     8/1/94
- ----------------------------------------------------------------
Tocqueville Europe Fund--Net Asset Value  16.07%     10.68%
Tocqueville Europe Fund--Load             11.44%      8.68%
Morgan Stanley Europe 14 Index            17.47%     15.20%
- ----------------------------------------------------------------

The Tocqueville Government Fund
- -----------------------------------------------------------------------------

DEAR FELLOW SHAREHOLDERS:

   We are pleased to report returns for the fiscal year ended October 31, 1996. The Tocqueville Government Fund generated a return of 5.87% as compared to the Lehman Brothers Intermediate Government Bond Index, which returned 5.67%.

   It is clear that 1996 will be remembered as a generally pedestrian perfor-mance year for bonds, particularly in contrast to the dramatic returns of the equity markets. We have been gratified with the strategic positioning of the fund and the attendant results. Our returns reflect, as previously stated in shareholder reports, our taking issue, not with the economic forecasts of the market, but with the valuation of the bond market and its implied risk/reward.

   It is sometimes said that the most difficult time to invest is now. Being contrarian by nature, we do not subscribe to this axiom. If you are comfortable with your analysis of decision making variables, both macro and micro, then it should be, at least, comfortable to invest. Stated differently, if you are sat-isfied with your process, your investment should be without hesitation. This is not to say that you will not sometimes be wrong.

   Current valuation of fixed income markets, both in the U.S. and overseas, seem high in our estimation. The risk of capital exposure does not warrant, in our judgment, longer maturities in hopes of capital appreciation. The U.S. economy is operating above its non-inflationary supply potential, in our view, and credit demand growth should resume an above-trend pace soon. Monetary pol-icy is expansive and spot commodity prices have shown continuous upward pres-sure, particularly in energy related products. Household income and balance sheet fundamentals are sound. The wealth effect of the equity markets can only inspire consumption. Continued monetary stimulus in Japan and Europe suggest that world GDP growth should be higher, not lower, in 1997.

   There are many well documented secular shifts which are non-inflationary and still very much at work. These include just-in-time inventory management, cor-porate downsizing, changing demographics, lower budget deficits, increased sav-ings rates and slack in the labor market from the technology revolution. None of these will be grinding to a halt in the near term, however, most of the de-flationary impact has already been felt.

   We will be investing defensively, on balance, and for income for the fore-seeable future.

Robert W. Kleinschmidt
Christopher P. Culp
Portfolio Managers

                        THE TOCQUEVILLE GOVERNMENT FUND



                                      LOGO

This chart assumes an initial investment of $10,000 made on 9/4/95 (inception). Performance reflects fee waivers in effect. In the absence of fee waivers, to-tal return would be reduced. Returns shown include the reinvestment of all div-idends and other distributions. Past performance is not predictive of future performance. Investment return and principal value will fluctuate, so that your shares, when redeemed, may be worth more or less than their original cost.

                       AVERAGE ANNUAL RATE OF RETURN (%)
                       FOR PERIODS ENDED OCTOBER 31, 1996
- -----------------------------------------------------------------------------

                                                 1   SINCE INCEPTION
                                               YEAR      9/4/95
- --------------------------------------------------------------------
Tocqueville Government Fund--Net Asset Value   5.87%      5.92%
Tocqueville Government Fund--Load              1.62%      2.22%
Lehman Brothers Intermediate Government Index  5.67%      6.43%
- --------------------------------------------------------------------

                              THE TOCQUEVILLE FUND

                              FINANCIAL HIGHLIGHTS


- -----------------------------------------------------------------------------

                                          CLASS A                              CLASS B
                                          -------                              -------
                                  YEAR ENDED OCTOBER 31,               PERIOD FROM    PERIOD FROM
                                  ----------------------               NOVEMBER 1,    AUGUST 14,
PER SHARE OPERATING                                                      1995 TO        1995 TO
PERFORMANCE                                                            AUGUST 16,     OCTOBER 31,
(FOR A SHARE OUTSTANDING   1996     1995     1994     1993     1992     1996 (g)         1995
THROUGHOUT THE PERIOD)     ----     ----     ----     ----     ----    -----------    -----------
Net asset value, begin-
 ning of period           $ 14.07  $ 13.74  $ 13.67  $ 11.83  $ 11.33    $14.01         $14.68
                          -------  -------  -------  -------  -------    ------         ------
Income from investment
 operations:
Net investment income        0.07     0.15     0.12     0.11     0.17      0.12            --
Net realized and
 unrealized gain (loss)      2.92     1.70     0.88     2.55     1.33      2.15          (0.67)
                          -------  -------  -------  -------  -------    ------         ------
Total from investment
 operations                  2.99     1.85     1.00     2.66     1.50      2.27          (0.67)
                          -------  -------  -------  -------  -------    ------         ------
Less distributions
Dividends from net in-
 vestment income            (0.15)   (0.11)   (0.14)   (0.16)   (0.36)    (0.15)           --
Distributions from net
 realized gains             (1.06)   (1.41)   (0.79)   (0.66)   (0.64)    (1.06)           --
                          -------  -------  -------  -------  -------    ------         ------
Total distributions         (1.21)   (1.52)   (0.93)   (0.82)   (1.00)    (1.21)           --
                          -------  -------  -------  -------  -------    ------         ------
Change in net asset
 value for the period        1.78     0.33     0.07     1.84     0.50      1.06          (0.67)
                          -------  -------  -------  -------  -------    ------         ------
Net asset value, end of
 period                   $ 15.85  $ 14.07  $ 13.74  $ 13.67  $ 11.83    $15.07         $14.01
                          -------  -------  -------  -------  -------    ------         ------
Total Return (b)(c)          22.7%    16.0%     7.7%    23.7%    14.9%     17.2 %         (4.6)%
RATIOS/SUPPLEMENTAL DATA
Net assets, end of pe-
 riod (000 for Class A)   $42,414  $33,438  $29,140  $27,745  $19,496    $    0         $  191
Ratio to average net as-
 sets:
 Expenses (a)(d)             1.49%    1.54%    1.54%    1.56%    1.74%     1.98 %(f)       --
 Net investment income
  (loss) (a)(d)               .44%    1.07%    0.87%    0.96%    1.44%    (0.21)%(f)       --
Portfolio turnover rate        48%      47%      52%      54%      89%       48 %          --
Average commission rate
 paid (e)                 $ .0596                                        $.0596

- --------
(a) Net of fees waived amounting to 0.16% and 0.02% of average net assets for the periods ended October 31, 1996 and October 31, 1995, respectively, for Class A Shares.
(b) Does not include maximum sales charge of 4% for Class A Shares.
(c) Does not include contingent deferred sales charge for Class B Shares. Not annualized.
(d) Net of fees waived amounting to 0.16% of average net assets for the period ended October 31, 1996 for Class B Shares.
(e) Average per share amounts of brokerage commissions on portfolio transac-tions. Required by regulations issued in 1995.
(f)  Annualized.
(g) On August 16, 1996, all Class B Shares were converted into Class A Shares.

                      THE TOCQUEVILLE SMALL CAP VALUE FUND

                              FINANCIAL HIGHLIGHTS


- -----------------------------------------------------------------------------

                                      CLASS A                               CLASS B
                                      -------                               -------
                            YEAR ENDED
                           OCTOBER 31,
                           -----------         PERIOD FROM       PERIOD FROM       PERIOD FROM
PER SHARE OPERATING                           AUGUST 1, 1994   NOVEMBER 1, 1995  AUGUST 14, 1995
PERFORMANCE                                         TO                TO                TO
(FOR A SHARE OUTSTANDING   1996      1995    OCTOBER 31, 1994 AUGUST 16, 1996(g) OCTOBER 31, 1995
THROUGHOUT THE PERIOD)     ----      ----    ---------------- ------------------ ----------------
Net asset value, begin-
 ning of period           $ 11.91   $10.22        $10.00            $11.87            $12.35
                          -------   ------        ------            ------            ------
Income from investment
 operations:
Net investment income
 (loss)                     (0.10)   (0.05)         0.02             (0.07)              --
Net realized and
 unrealized gain (loss)      2.33     1.96          0.20              1.18             (0.48)
                          -------   ------        ------            ------            ------
Total from investment
 operations                  2.23     1.91          0.22              1.11             (0.48)
                          -------   ------        ------            ------            ------
Less distributions
Dividends from net in-
 vestment income              --     (0.03)          --                --                --
Distributions from net
 realized gains             (0.77)   (0.19)          --              (0.77)              --
                          -------   ------        ------            ------            ------
Total distributions         (0.77)   (0.22)          --              (0.77)              --
                          -------   ------        ------            ------            ------
Change in net asset
 value for the period        1.46     1.69          0.22              0.34             (0.48)
                          -------   ------        ------            ------            ------
Net asset value, end of
 period                   $ 13.37   $11.91        $10.22            $12.21            $11.87
                          -------   ------        ------            ------            ------
Total Return (b)(c)          19.7 %   19.2 %         2.2%              9.7 %            (3.9)%
RATIOS/SUPPLEMENTAL DATA
Net assets, end of pe-
 riod (000 for Class A)   $11,545   $9,383        $6,755            $    0            $  192
Ratio to average net as-
 sets:
 Expenses (a)(d)             2.36 %   2.50 %        2.08%(f)          2.92 %(f)          --
 Net investment income
  (a)(d)                    (1.18)%  (0.53)%        0.85%(f)         (1.79)%(f)          --
Portfolio turnover rate       107 %     88 %           9%              107 %
Average commission rate
 paid(e)                  $ .0599                                   $.0599

- --------
(a) Net of fees waived amounting to 0.33%, 0.33% and 0.75% of average net as-sets for the periods ended October 31, 1996, October 31, 1995, and October 31, 1994, respectively, for Class A Shares.
(b) Does not include maximum sales charge of 4% for Class A Shares. For the pe-riod ended October 31, 1994, not annualized.
(c) Does not include contingent deferred sales charge for Class B Shares. Not annualized.
(d) Net of fees waived amounting to 0.37% of average net assets for the period ended October 31, 1996 for Class B Shares.
(e) Average per share amounts of brokerage commissions on portfolio transac-tions. Required by regulations issued in 1995.
(f) Annualized.
(g) On August 16, 1996, all Class B Shares were converted into Class A Shares.

                       THE TOCQUEVILLE ASIA-PACIFIC FUND

                              FINANCIAL HIGHLIGHTS


- -----------------------------------------------------------------------------

                                           CLASS A                                    CLASS B
                                           -------                                    -------
                             YEAR ENDED OCTOBER 31,            PERIOD FROM    PERIOD FROM   PERIOD FROM
                             ----------------------            NOVEMBER 12,   NOVEMBER 1,   AUGUST 14,
PER SHARE OPERATING                                              1991 TO        1995 TO       1995 TO
PERFORMANCE                                                    OCTOBER 31,    AUGUST 16,    OCTOBER 31,
(FOR A SHARE OUTSTANDING   1996      1995     1994     1993        1992        1996 (g)        1995
THROUGHOUT THE PERIOD)     ----      ----     ----     ----    ------------   -----------   -----------
Net asset value, begin-
 ning of period           $  9.07   $12.16   $11.26   $10.50      $10.00        $ 9.03         $9.35
                          -------   ------   ------   ------      ------        ------         -----
Income from investment
 operations:
Net investment income
 (loss)                       --     (0.01)   (0.05)   (0.21)      (0.07)         0.15           --
Net realized and
 unrealized gain (loss)      0.01    (1.39)    1.45     1.62        0.57          0.26         (0.32)
                          -------   ------   ------   ------      ------        ------         -----
Total from investment
 operations                  0.01    (1.40)    1.40     1.41        0.50          0.41         (0.32)
                          -------   ------   ------   ------      ------        ------         -----
Less distributions
Dividends from net in-
 vestment income              --       --       --       --          --            --            --
Distributions from net
 realized gains               --     (1.69)   (0.50)   (0.65)        --            --            --
                          -------   ------   ------   ------      ------        ------         -----
Total distributions           --     (1.69)   (0.50)   (0.65)        --            --            --
                          -------   ------   ------   ------      ------        ------         -----
Change in net asset
 value for the period         .01    (3.09)    0.90     0.76        0.50          0.41           --
                          -------   ------   ------   ------      ------        ------         -----
Net asset value, end of
 period                   $  9.08   $ 9.07   $12.16   $11.26      $10.50        $ 9.44         $9.03
                          -------   ------   ------   ------      ------        ------         -----
Total Return (b)(c)           0.1%   (11.6)%   12.8 %   15.0 %       5.0 %         4.5%         (3.4)%
RATIOS/SUPPLEMENTAL DATA
Net assets, end of pe-
 riod (000 for
 Class A)                 $18,138   $4,686   $5,187   $3,886      $1,898        $    0         $ 193
Ratio to average net as-
 sets:
 Expenses (a)(d)             2.63%    3.55 %   2.82 %   4.63 %      4.90 %(f)     2.51%(f)       --
 Net investment income
  (loss) (a)(d)             (0.06)%  (0.26)%  (0.87)%  (2.42)%     (0.73)%(f)     1.25%(f)       --
Portfolio turnover rate        61%     106 %    168 %    216 %       101 %          61%          --
Average commission rate
 paid (e)                 $ .0060                                               $.0060

- --------
(a) Net of fees waived amounting to 0.66%, 1.27%, 1.00% and 0.28% of average net assets for the periods ended October 31, 1996, October 31, 1995, Octo-ber 31,1994, and October 31, 1992, respectively, for Class A Shares.
(b) Does not include maximum sales charge of 4% for Class A Shares. For the pe-riod ended October 31, 1992, not annualized.
(c) Does not include contingent deferred sales charge for Class B Shares. Not annualized.
(d) Net of fees waived amounting to 0.62% of average net assets for the period ended October 31, 1996 for Class B Shares.
(e) Average per share amounts of brokerage commissions on portfolio transac-tions. Required by regulations issued in 1995.
(f)  Annualized.
(g) On August 16, 1996, all Class B Shares were converted into Class A Shares.

                          THE TOCQUEVILLE EUROPE FUND

                              FINANCIAL HIGHLIGHTS


- -----------------------------------------------------------------------------

                                      CLASS A                              CLASS B
                                      -------                              -------
                            YEAR ENDED
                           OCTOBER 31,
                           -----------        PERIOD FROM       PERIOD FROM       PERIOD FROM
PER SHARE OPERATING                          AUGUST 1, 1994   NOVEMBER 1, 1995  AUGUST 14, 1995
PERFORMANCE                                        TO                TO                TO
(FOR A SHARE OUTSTANDING   1996     1995    OCTOBER 31, 1994 AUGUST 16, 1996(g) OCTOBER 31, 1995
THROUGHOUT THE PERIOD)     ----     ----    ---------------- ------------------ ----------------
Net asset value, begin-
 ning of period           $ 10.83  $10.02        $10.00            $10.81            $10.93
                          -------  ------        ------            ------            ------
Income from investment
 operations:
Net investment income
 (loss)                      0.16   (0.01)        (0.04)             0.18               --
Net realized and
 unrealized gain (loss)      1.58    0.82          0.06              0.93             (0.12)
                          -------  ------        ------            ------            ------
Total from investment
 operations                  1.74    0.81          0.02              1.11             (0.12)
                          -------  ------        ------            ------            ------
Less distributions
Dividends from net in-
 vestment income              --      --            --                --                --
Distributions from net
 realized gains               --      --            --                --                --
                          -------  ------        ------            ------            ------
Total distributions           --      --            --                --                --
                          -------  ------        ------            ------            ------
Change in net asset
 value for the period        1.74    0.81          0.02              1.11             (0.12)
                          -------  ------        ------            ------            ------
Net asset value, end of
 period                   $ 12.57  $10.83        $10.02            $11.92            $10.81
                          -------  ------        ------            ------            ------
Total Return (b)(c)          16.1%    8.1 %         0.2 %            10.3%             (1.1)%
RATIOS TO SUPPLEMENTAL
 DATA
Net assets, end of pe-
 riod (000 for Class A)   $23,932  $6,270        $2,516            $    0            $  198
Ratio to average net as-
 sets:
 Expenses (a)(d)             1.98%   4.43 %        6.18 %(f)         1.26%(f)           --
 Net investment income
  (loss) (a)(d)              1.45%  (0.53)%       (2.47)%(f)         1.89%(f)           --
Portfolio turnover rate       135%    109 %           0 %             135%              --
Average Commission rate
 paid (e)                 $ .0040                                  $.0040

- --------
(a) Net of fees waived amounting to 0.55%, 1.28% and 1.00% of average net as-sets for the periods ended October 31, 1996, October 31, 1995 and October 31, 1994, respectively, for Class A Shares.
(b) Does not include maximum sales charge of 4% for Class A Shares. For the pe-riod ended October 31, 1994, not annualized.
(c) Does not include contingent deferred sales charge for Class B Shares. Not annualized.
(d) Net of fees waived amounting to 0.63% of average net assets for the period ended October 31, 1996 for Class B Shares.
(e) Average per share amounts of brokerage commissions on portfolio transac-tions. Required by regulations issued in 1995.
(f) Annualized.
(g) On August 16, 1996, all Class B Shares were converted into Class A Shares.

                        THE TOCQUEVILLE GOVERNMENT FUND

                              FINANCIAL HIGHLIGHTS


- -----------------------------------------------------------------------------

                                    CLASS A                          CLASS B
                                    -------                          -------
PER SHARE OPERATING                     PERIOD FROM       PERIOD FROM        PERIOD FROM
PERFORMANCE              YEAR ENDED  SEPTEMBER 4, 1995  NOVEMBER 1, 1995  SEPTEMBER 4, 1995
(FOR A SHARE             OCTOBER 31,        TO                 TO                TO
OUTSTANDING THROUGHOUT      1996     OCTOBER 31, 1995  AUGUST 16, 1996(F) OCTOBER 31, 1995
THE PERIOD)              ----------- ----------------- ------------------ -----------------
Net asset value, begin-
 ning of period            $10.05         $10.00             $10.05            $ 9.97
                           ------         ------             ------            ------
Income from investment
 operations:
Net investment income        0.49           0.05               0.32              0.04
Net realized and
 unrealized gain (loss)      0.08           0.05              (0.05)             0.08
                           ------         ------             ------            ------
Total from investment
 operations                  0.57           0.10               0.27              0.12
                           ------         ------             ------            ------
Less distributions
Dividends from net in-
 vestment income            (0.49)         (0.05)             (0.32)            (0.04)
Distributions from net
 realized gains               --             --                 --                --
                           ------         ------             ------            ------
Total distributions         (0.49)         (0.05)             (0.32)            (0.04)
                           ------         ------             ------            ------
Change in net asset
 value for the period        0.08           0.05              (0.05)             0.08
                           ------         ------             ------            ------
Net asset value, end of
 period                    $10.13         $10.05             $10.00            $10.05
                           ------         ------             ------            ------
Total Return (b)(c)           5.9%           6.3%               2.8%              8.4%
RATIOS/SUPPLEMENTAL
 DATA
Net assets, end of pe-
 riod (000 for Class A)    $9,788         $6,506             $    0            $  201
 Ratio to average net
  assets:
 Expenses (a)(d)             1.47%          2.74%(e)           0.64%(e)           --
 Net investment income
  (a)(d)                     4.94%          3.08%(e)           5.14%(e)           --
Portfolio turnover rate        85%             0%                85%              --

- --------
(a) Net of fees waived amounting to 1.25% and 0.77% of average net assets for the periods ended October 31, 1996 and October 31, 1995, respectively, for Class A Shares.
(b) Does not include maximum sales charge of 4% for Class A Shares. For the pe-riod ended October 31, 1995, not annualized.
(c) Does not include contingent deferred sales charge for Class B Shares. Not annualized.
(d) Net of fees waived amounting to 1.29% of average net assets for the period ended October 31, 1996 for Class B Shares.
(e) Annualized.
(f) On August 16, 1996, all Class B Shares were converted into Class A Shares.

                              THE TOCQUEVILLE FUND

                       INVESTMENTS AS OF OCTOBER 31, 1996


- -----------------------------------------------------------------------------

                                                      Market
COMMON STOCKS--92.4%                        Shares     Value
- ---------------------------------------------------------------
BASIC INDUSTRIES--3.6%
Champion International Corporation           25,000 $ 1,087,500
Newmont Mining Corporation                   10,000     462,500
- ---------------------------------------------------------------
                                                      1,550,000
- ---------------------------------------------------------------
CAPITAL GOODS--5.1%
Giddings & Lewis, Inc.                       50,000     587,500
Measurex Corporation                         40,000   1,030,000
ZERO Corp.                                   30,000     551,250
- ---------------------------------------------------------------
                                                      2,168,750
- ---------------------------------------------------------------
CONSUMER BASICS--17.0%
Bristol Myers Squibb Company                 20,000   2,115,000
Foxmeyer Health Corp.                        41,050     523,388
Heinz (H.J.) Company                         30,000   1,065,000
PepsiCo, Inc.                                30,000     888,750
RJR Nabisco Holdings Corporation             50,000   1,443,750
R. P. Scherer Corporation*                   25,000   1,159,375
- ---------------------------------------------------------------
                                                      7,195,263
- ---------------------------------------------------------------
CONSUMER NON-DURABLES--7.5%
Burlington Industries, Inc.*                150,000   1,706,250
Kmart Corporation                           150,000   1,462,500
- ---------------------------------------------------------------
                                                      3,168,750
- ---------------------------------------------------------------
ENERGY--18.5%
Baker Hughes, Inc.                           40,000   1,425,000
Murphy Oil Corporation                       25,000   1,234,375
Tesoro Petroleum Corporation*               100,000   1,475,000
Varco International, Inc.*                  100,000   1,975,000
Veritas DGC Inc.*                            50,000   1,025,000
Western Atlas, Inc.*                         10,000     693,750
- ---------------------------------------------------------------
                                                      7,828,125
- ---------------------------------------------------------------
FINANCE--18.9%
BankAmerica Corporation                      20,000   1,830,000
Citicorp                                     25,000   2,475,000
Coast Savings Financial, Inc.*               30,000     986,250
Financial Security Assurance Holdings Ltd.   40,000   1,120,000
Hartford Seam Boiler Inspection &
 Insurance Company                           20,000     862,500
Zurich Reinsurance Centre Holdings, Inc.     25,000     750,000
- ---------------------------------------------------------------
                                                      8,023,750
- ---------------------------------------------------------------

* Non-income producing security

                     See Notes to the Financial Statements.

COMMON STOCKS                                                     Market
 (CONTINUED)                                           Shares      Value
- ----------------------------------------------------------------------------
MEDICAL SERVICES--1.2%
Integrated Health Services, Inc.                         20,000 $   492,500
- ----------------------------------------------------------------------------
                                                                    492,500
- ----------------------------------------------------------------------------
MINERALS AND METALS--1.1%
Inco, Ltd.                                               15,000     476,250
- ----------------------------------------------------------------------------
                                                                    476,250
- ----------------------------------------------------------------------------
MISCELLANEOUS--1.2%
Cattellus Development Corporation*                       50,000     493,750
- ----------------------------------------------------------------------------
                                                                    493,750
- ----------------------------------------------------------------------------
TECHNOLOGY--13.5%
Adobe Systems, Inc.                                      20,000     692,500
Amdahl Corporation*                                      50,000     512,500
The Boeing Company                                       10,000     953,750
International Business Machines Corporation              20,000   2,580,000
Lucent Technologies, Inc.                                 6,481     304,607
Motorola, Inc.                                           15,000     690,000
- ----------------------------------------------------------------------------
                                                                  5,733,357
- ----------------------------------------------------------------------------
UTILITIES--4.8%
AT&T Corporation                                         25,000     871,875
Sprint Corporation                                       30,000   1,177,500
- ----------------------------------------------------------------------------
                                                                  2,049,375
- ----------------------------------------------------------------------------
Total Common Stocks
 (Cost $27,711,854)                                   1,397,531  39,179,870
- ----------------------------------------------------------------------------
                                                     Principal
SHORT-TERM INVESTMENTS--7.6%                           Amount
                                                     ----------
U.S. Treasury Bills, 5.31%, 1/09/97                  $3,000,000   2,971,307
Repurchase Agreement with State Street Bank & Trust
 Company, 2.0%, dated 10/31/96, due 11/01/96,
 collateralized by U.S. Treasury Notes valued at
 $281,429. Repurchase proceeds of $271,015.
 (Cost $271,000)                                        271,000     271,000
- ----------------------------------------------------------------------------
Total Short-Term Investments
 (Cost $3,240,511)                                                3,242,307
- ----------------------------------------------------------------------------
TOTAL INVESTMENTS
 (COST $30,952,365)--100.0%                                      42,422,177
OTHER ASSETS & LIABILITIES                                           (8,215)
- ----------------------------------------------------------------------------
TOTAL NET ASSETS--100.0%                                        $42,413,962
                                                                -----------

                      THE TOCQUEVILLE SMALL CAP VALUE FUND

                       INVESTMENTS AS OF OCTOBER 31, 1996


- -----------------------------------------------------------------------------

                                                     Market
COMMON STOCKS--93.5%                        Shares    Value
- --------------------------------------------------------------
COMMUNICATIONS RELATED--13.1%
Aliant Communications, Inc.                 10,000 $   162,500
Boston Technology, Inc.*                    15,000     249,375
California Amplifier, Inc.*                 10,000      82,500
California Microwave, Inc.*                 10,000     147,500
C-COR Electronics, Inc.*                    10,000     155,000
DMX, Inc.*                                  75,000     112,500
Orbital Sciences Corporation*               10,000     210,000
Scientific-Atlanta, Inc.                    27,000     391,500
- --------------------------------------------------------------
                                                     1,510,875
- --------------------------------------------------------------
COMPUTER SOFTWARE & SERVICES--16.3%
Alphanet Solutions, Inc.*                   20,000     240,000
Cerner Corporation*                         10,000     121,250
National Computer Systems, Inc.             10,000     215,000
Progress Software Corporation*               4,000      62,500
Symantec Corporation*                       10,000     108,750
Systems & Computer Technology Corporation*  10,000     140,000
Timberline Software Corporation             11,250      98,438
Unisys Corporation*                         90,000     562,500
Wave Technologies International, Inc.*      65,000     333,125
- --------------------------------------------------------------
                                                     1,881,563
- --------------------------------------------------------------
CONSUMER NON-DURABLE--10.0%
Cone Mills Corporation*                     14,000     110,250
Franklin Electronic Publishers, Inc.*       30,000     382,500
Tasty Baking Company                        19,400     271,600
Thomas Nelson, Inc.                         10,000     122,500
Ultrak, Inc.*                               10,000     263,750
- --------------------------------------------------------------
                                                     1,150,600
- --------------------------------------------------------------
DATABASE SERVICES--2.3%
American Business Information, Inc.*         8,000     154,000
American List Corporation                    4,000     110,000
- --------------------------------------------------------------
                                                       264,000
- --------------------------------------------------------------
DRILLING EQUIPMENT & SERVICES--13.8%
Global Industries Ltd.*                      6,000     108,000
Nabors Industries, Inc.*                    24,000     399,000
Oceaneering International, Inc.*            35,000     630,000
Offshore Logistics, Inc.*                   10,000     166,250
Pool Energy Services Co.*                   20,000     295,000
- --------------------------------------------------------------
                                                     1,598,250
- --------------------------------------------------------------
FINANCIAL SERVICES--4.9%
Life USA Holdings, Inc.*                    12,500     118,750
Western National Corporation                25,000     450,000
- --------------------------------------------------------------
                                                       568,750
- --------------------------------------------------------------
FURNITURE (RTA)--7.6%
O'Sullivan Industries Holdings, Inc.*       75,000     871,875
- --------------------------------------------------------------
                                                       871,875
- --------------------------------------------------------------

* Non-income producing security

                     See Notes to the Financial Statements.

COMMON STOCKS                                                    Market
 (CONTINUED)                                          Shares      Value
- ---------------------------------------------------------------------------
HEALTH CARE--15.6%
Ballard Medical Products                                20,000 $   352,500
Bindley Western Industries, Inc.                        25,000     428,125
Medex, Inc.                                              5,000      74,375
Mylan Laboratories                                      10,000     151,250
Owens & Minor, Inc. Holding Company                     44,000     412,500
STAAR Surgical Company*                                 10,000     123,750
Utah Medical Products, Inc.*                            10,000     127,500
Vital Signs, Inc.                                        6,000     127,500
- ---------------------------------------------------------------------------
                                                                 1,797,500
- ---------------------------------------------------------------------------
INDUSTRIAL SERVICES--2.1%
Unifirst Corporation                                    12,000     241,500
- ---------------------------------------------------------------------------
                                                                   241,500
- ---------------------------------------------------------------------------
MANUFACTURING--6.4%
Gorman-Rupp Company                                     13,000     178,750
Holophane Corporation*                                   8,000     152,000
Juno Lighting, Incorporated                              7,000     108,937
Stewart & Stevenson Services, Inc.                       5,000     106,250
Telxon Corporation                                      16,000     196,000
- ---------------------------------------------------------------------------
                                                                   741,937
- ---------------------------------------------------------------------------
SPECIALTY CHEMICALS--1.4%
Sybron Chemicals, Inc.*                                 10,000     165,000
- ---------------------------------------------------------------------------
                                                                   165,000
- ---------------------------------------------------------------------------
Total Common Stocks
 (Cost $9,330,657)                                              10,791,850
- ---------------------------------------------------------------------------
                                                     Principal
U.S. GOVERNMENT AGENCY BONDS--6.1%                    Amount
                                                     ---------
U.S. Treasury Notes:
 5.5% due 7/31/97                                    $ 200,000     200,109
 6.3% due 6/30/98                                      500,000     504,688
- ---------------------------------------------------------------------------
Total U.S. Government Agency Bonds
 (Cost $699,250)                                                   704,797
- ---------------------------------------------------------------------------
SHORT-TERM INVESTMENTS--1.5%
Repurchase Agreement with State Street Bank & Trust
 Company, 2.0%, dated 10/31/96, due 11/01/96,
 collateralized by U.S. Treasury Notes valued at
 $177,196. Repurchase proceeds of $171,010.
 (Cost $171,000)                                       171,000     171,000
- ---------------------------------------------------------------------------
Total Short-Term Investments
 (Cost $171,000)                                                   171,000
- ---------------------------------------------------------------------------
TOTAL INVESTMENTS
 (COST $10,200,907)--101.1%                                     11,667,647
OTHER ASSETS LESS LIABILITIES--(1.1)%                             (122,622)
- ---------------------------------------------------------------------------
TOTAL NET ASSETS--100.0%                                       $11,545,025
                                                               -----------

                       THE TOCQUEVILLE ASIA-PACIFIC FUND

                       INVESTMENTS AS OF OCTOBER 31, 1996


- -----------------------------------------------------------------------------

                                              US$
COMMON STOCKS AND                           Market
 WARRANTS--92.4%                  Shares     Value
- -----------------------------------------------------
AUSTRALIA--4.1%
Crown Limited*                     75,000 $   162,862
Normandy Mining Limited            78,500     107,006
QNI Limited                        35,000      70,455
Resolute Samantha Limited          58,571     118,832
Woodside Petroleum Limited         40,000     282,137
- -----------------------------------------------------
                                              741,292
- -----------------------------------------------------
HONG KONG--5.2%
ASM Pacific Technology            450,000     337,550
Guangdong Investments             610,000     437,844
Manhattan Card Company, Ltd.      340,000     168,193
- -----------------------------------------------------
                                              943,587
- -----------------------------------------------------
INDONESIA--21.2%
Astra International               500,000   1,041,085
Bukaka Teknik Utam                882,000     681,578
Chareon Pokhand Indonesia*        180,000     200,919
Citra Marga Nusaphala Persada     900,000     656,850
Hero Supermarket                  330,000     205,426
Japfa Comfeed Indonesia           800,000     532,349
Pabrik Kertas Tjiwi Kimia          84,700      87,271
Steady Safe                       455,267     444,654
- -----------------------------------------------------
                                            3,850,132
- -----------------------------------------------------
JAPAN--15.8%
Bank of Tokyo--Mitsubishi          15,250     310,951
FCC Company Limited                 8,000     235,542
H.I.S. Company Limited              3,300     175,180
Honda Motor Company, Ltd.          15,000     358,587
Meitec Corp.                        5,000     102,830
Mitsui O.S.K. Lines*               33,000      92,231
Oiles Corp.                        14,400     485,990
Paramount Bed                      10,000     690,807
Rohm Company                        7,000     415,275
- -----------------------------------------------------
                                            2,867,393
- -----------------------------------------------------
MALAYSIA--8.8%
ACP Industries                     54,000     354,799
Commerce Asset Holdings Bhd        40,000     261,231
Cycle & Carriage Ltd.              30,000     173,363
Ekran Berhad                       65,000     272,709
Road Builder (m) Holding Bhd      105,000     540,273
- -----------------------------------------------------
                                            1,602,375
- -----------------------------------------------------
SOUTH KOREA--5.7%
Samsung Disposal Devices Company    6,000     377,609
Samsung Electronic                  9,420     662,393
- -----------------------------------------------------
                                            1,040,002
- -----------------------------------------------------

* Non-income producing security

                     See Notes to the Financial Statements.

                                                                      US$
COMMON STOCKS AND                                                   Market
 WARRANTS (CONTINUED)                                    Shares      Value
- ------------------------------------------------------------------------------
NEW ZEALAND--1.4%
Carter Holt Harvey Limited                                 50,000 $   112,495
Telecom Corporation of New Zealand Limited                 25,000     130,005
- ------------------------------------------------------------------------------
                                                                      242,500
- ------------------------------------------------------------------------------
PHILIPPINES--9.5%
DMCI Holdings, Inc.*                                      600,000     433,625
House of Investments Inc.                               1,200,000     168,885
Ionics Circuit Inc.*                                      300,000     193,990
Universal Rightfield Properties
 Holding Inc.*                                          5,500,000     543,933
Universal Robina Corporation                              460,000     209,966
Vitarich Corporation*                                   2,015,000     164,021
- ------------------------------------------------------------------------------
                                                                    1,714,420
- ------------------------------------------------------------------------------
SINGAPORE--14.5%
Development Bank of Singapore                              33,000     395,869
Clipsal Industries, Ltd.                                  160,000     512,000
Crompton Greaves Ltd.*                                     41,500     186,542
Elec & Eltek International Company Ltd.                   220,000     664,400
GPE Industries Limited                                    953,000     481,265
United Overseas Bank Ltd.                                  40,000     388,984
- ------------------------------------------------------------------------------
                                                                    2,629,060
- ------------------------------------------------------------------------------
THAILAND--6.2%
Krung Thai Bank Public Company Limited                    120,000     324,770
Siam City Bank Public Company Limited                     300,000     344,185
Thai Farmers Bank Public Company Limited                   59,000     451,265
Thai Farmers Bank warrants 9/02*                              800         784
- ------------------------------------------------------------------------------
                                                                    1,121,004
- ------------------------------------------------------------------------------
Total Common Stocks and Warrants
 (Cost $17,789,501)                                                16,751,765
- ------------------------------------------------------------------------------
                                                       Principal
SHORT-TERM INVESTMENTS--7.8%                             Amount
                                                       ----------
Repurchase Agreement with State Street Bank & Trust
 Company, 4.0%, dated 10/31/96, due 11/01/96, collat-
 eralized by U.S. Treasury Notes valued at
 $1,454,048. Repurchase proceeds of $1,419,158 (Cost
 $1,419,000)                                           $1,419,000   1,419,000
- ------------------------------------------------------------------------------
TOTAL INVESTMENTS
 (COST $19,208,501)--100.2%                                        18,170,765
OTHER ASSETS & LIABILITIES,
 NET--(0.2)%                                                          (33,107)
- ------------------------------------------------------------------------------
TOTAL NET ASSETS--100.0%                                          $18,137,658
                                                                  -----------

                          THE TOCQUEVILLE EUROPE FUND

                       INVESTMENTS AS OF OCTOBER 31, 1996


- -----------------------------------------------------------------------------

                                                          US$
COMMON STOCKS AND                                       Market
 WARRANTS--66.3%                               Shares    Value
- -----------------------------------------------------------------
FRANCE--35.5%
Andre Trigano                                   2,000 $    62,600
APEM                                            4,000     168,630
Carbone Lorraine                                4,000     594,702
Cie Europenne de Telesecurite C.E.T.            2,000     160,413
Credit National                                 2,000     105,638
Distriborg Distributes                          8,000     522,556
Ducros Services Rapides SA rights*                 10           6
Ducros Services Rapides SA*                        10         117
Eaux (Cie Generale)                             2,000     239,055
Emin Leydier                                    5,400     411,988
Europeene de Propulsion                         1,800     169,725
Europeenne d'Extincteurs                       12,000     706,600
Faiveley SA                                     9,700     573,066
Faiveley warrants 7/99*                           700       5,560
Fraikin                                         8,000     424,117
GFI Industries                                  1,500     199,538
Infra Plus                                      6,210     410,615
JAJ Distribution SA                             3,750     173,129
Lapeyre SA                                      6,500     318,146
Mediascience SA                                 1,900     185,845
Musee Grevin*                                  20,000     342,345
Societe Anonyme Francaise de Reassurances       2,600     407,410
Roberter SA                                     1,130     218,847
Rubis et Cie                                   12,500     379,270
SGS Thomson Microelectronics NV*                3,000     158,985
Sidergie SA                                       300      29,168
Societe Industrielle D'Aviations Latecoere SA   4,415     403,774
Sport Elec SA                                   4,220     296,369
Thompson CSF                                   20,000     624,046
Vilmorin et Cie                                 2,200     207,872
- -----------------------------------------------------------------
                                                        8,500,132
- -----------------------------------------------------------------
NETHERLANDS--11.0%
ABN Amro Holdings NV                            5,300     299,599
Draka Holdings NV                              10,000     330,091
Elsevier NV                                    20,000     332,449
IHC Caland NV                                   2,500     139,552
Kon PTT Nederland                               5,000     180,961
Royal Dutch Petroleum Company                   3,700     611,105
Volker Stevin                                   8,150     748,465
- -----------------------------------------------------------------
                                                        2,642,222
- -----------------------------------------------------------------
SPAIN--7.3%
Aumar--Autopistas del Mare Nostrum SA          28,000     399,550
Centros Com Pryca                               8,220     188,834
Const. Y Aux Ferr                               8,400     329,299
Europistas CE SA                               47,000     399,824
- -----------------------------------------------------------------

* Non-income producing security

                     See Notes to the Financial Statements.

                                                                       US$
COMMON STOCKS AND                                                    Market
 WARRANTS (CONTINUED)                                     Shares      Value
- ------------------------------------------------------------------------------
SPAIN (CONTINUED)
Gupo Anaya SA                                               15,000 $   296,958
OMSA Alimentacion                                           30,000     129,368
- ------------------------------------------------------------------------------
                                                                     1,743,833
- ------------------------------------------------------------------------------
UNITED KINGDOM--12.5%
British Telecom                                             31,000     179,254
Cairn Energy PLC *                                          38,000     224,984
Cairn Energy Rights*                                        12,666         412
Glaxo Wellcome                                              14,000     219,746
Hardy Oil & Gas PLC                                         80,000     345,478
Hays PLC                                                    10,000      83,767
Jarvis PLC*                                                150,000     280,579
Linx Printing Tech                                         100,000     182,173
SEMA Group                                                  59,090     856,363
Shanks & McEwan GP                                         200,000     374,106
Williams Holdings                                           40,000     236,174
- ------------------------------------------------------------------------------
                                                                     2,983,036
- ------------------------------------------------------------------------------
Total Common Stocks and Warrants
 (Cost $14,147,522)                                                 15,869,223
- ------------------------------------------------------------------------------
                                                        Number of
FOREIGN CURRENCY OPTIONS--0.1%                          Contracts
- ------------------------------------------------------------------------------
Put 250 French Franc
 December 96 18.50                                              10         400
Put 625 German Mark
 December 96 67.00                                              22      14,988
- ------------------------------------------------------------------------------
Total Foreign Currency Options
 (Cost $25,583)                                                         15,388
- ------------------------------------------------------------------------------
                                                        Principal
SHORT-TERM INVESTMENTS--33.2%                             Amount
                                                        ----------
U.S. Treasury Bills, 5.30%, 1/23/97                     $3,000,000   2,965,278
U.S. Treasury Bills, 5.06%, 2/20/97                      3,000,000   2,953,750
Repurchase Agreement with State Street Bank & Trust
 Company,4.0%, dated 10/31/96, due 11/01/96, collater-
 alized by U.S. Treasury Notes valued at $2,084,656.
 Repurchase proceeds of $2,042,227.
 (Cost $2,042,000)                                       2,042,000   2,042,000
- ------------------------------------------------------------------------------
Total Short-Term Investments
 (Cost $7,958,603)                                                   7,961,028
- ------------------------------------------------------------------------------
TOTAL INVESTMENTS
 (COST $22,131,708)--99.6%                                          23,845,639
OTHER ASSETS & LIABILITIES--0.4%                                        86,695
- ------------------------------------------------------------------------------
TOTAL NET ASSETS -100.0%                                           $23,932,334
                                                                   -----------

                        THE TOCQUEVILLE GOVERNMENT FUND

                       INVESTMENTS AS OF OCTOBER 31, 1996


- -----------------------------------------------------------------------------

                                Par       Market
                               Value      Value
- --------------------------------------------------
MORTGAGE RELATED--30.7%
Federal Home Loan
 Mortgage Corporation:
 6.38%, due 10/24/2000       $  750,000 $  747,068
 7.085%, due 3/27/2001        1,500,000  1,500,045
 7.13%, due 10/02/2001          750,000    751,642
- --------------------------------------------------
                                         2,998,755
- --------------------------------------------------
U.S. TREASURY NOTES--50.4%
 5.50%, due 4/15/2000         1,000,000    984,530
 5.88%, due 6/30/2000         1,000,000    995,312
 5.63%, due 2/15/2006         3,100,000  2,949,839
- --------------------------------------------------
                                         4,929,681
- --------------------------------------------------
U.S. TREASURY STRIPS--16.6%
 due 5/15/2006*               3,000,000  1,628,370
- --------------------------------------------------
                                         1,628,370
- --------------------------------------------------

* Principal only



                     See Notes to the Financial Statements.

                                                             Par      Market
                                                            Value     Value
- -------------------------------------------------------------------------------
SHORT-TERM INVESTMENTS--3.1%
 Repurchase Agreement with State Street Bank & Trust
  Company, 2.0%, dated 10/31/96, due 11/01/96,
  collateralized by U.S. Treasury Notes valued at
  $317,910. Repurchase proceeds of $307,017.
  (Cost $307,000)                                          $307,000 $  307,000
- -------------------------------------------------------------------------------
 TOTAL INVESTMENTS
  (COST $9,774,073)--100.8%                                         $9,863,806
 OTHER ASSETS & LIABILITIES,
  NET--(0.8)%                                                          (75,576)
- -------------------------------------------------------------------------------
 TOTAL NET ASSETS--100%                                             $9,788,230
                                                                    ----------

                             THE TOCQUEVILLE TRUST

                      STATEMENTS OF ASSETS AND LIABILITIES

                                October 31, 1996

- -----------------------------------------------------------------------------

                              THE      SMALL CAP     ASIA-
                          TOCQUEVILLE    VALUE      PACIFIC     EUROPE    GOVERNMENT
                             FUND        FUND        FUND        FUND        FUND
                          ----------- ----------- ----------- ----------- ----------
ASSETS
Investments, at value*    $42,422,177 $11,667,647 $18,170,765 $23,845,639 $9,863,806
Foreign currency**                  0           0       2,528           0          0
Cash                              359           0         274         686        153
Receivable for
 investments sold                   0     141,650           0     150,511          0
Dividends, interest and
 other receivables             37,315      15,655      16,741      85,592     74,711
Due from Advisor                    0           0           0           0     35,906
Other assets                      575      17,365         119      16,409     20,746
                          ----------- ----------- ----------- ----------- ----------
                           42,460,426  11,842,317  18,190,427  24,098,837  9,995,322
                          ----------- ----------- ----------- ----------- ----------
LIABILITIES
Payable for investments
 purchased                          0     246,862           0      99,561          0
Payable for fund shares
 repurchased                   15,527           0           0           0    110,000
Dividends payable                   0           0           0           0     48,141
Accrued distribution fee        8,974       2,543       3,915       4,995      2,062
Accrued expenses and
 other liabilities             21,963      47,887      48,854      61,947     46,889
                          ----------- ----------- ----------- ----------- ----------
                               46,464     297,292      52,769     166,503    207,092
                          ----------- ----------- ----------- ----------- ----------
NET ASSETS                $42,413,962 $11,545,025 $18,137,658 $23,932,334 $9,788,230
                          ----------- ----------- ----------- ----------- ----------
Net assets consisted of:
Paid in capital           $28,951,937 $ 8,851,771 $19,588,802 $20,962,113 $9,690,496
Undistributed net
 investment income
 (loss)                       137,132   (128,517)           0     242,163          0
Accumulated net realized
 gain (loss)                1,855,081   1,355,031   (413,294)   1,013,931      8,001
Net unrealized
 appreciation
 (depreciation)            11,469,812   1,466,740 (1,037,850)   1,714,127     89,733
                          ----------- ----------- ----------- ----------- ----------
Net assets                $42,413,962 $11,545,025 $18,137,658 $23,932,334 $9,788,230
                          ----------- ----------- ----------- ----------- ----------
Shares outstanding
 (unlimited shares of
 $0.01 par value
 authorized)                2,676,566     863,238   1,997,849   1,903,992    966,239
Net asset value and
 redemption price per
 share                    $     15.85 $     13.37 $      9.08 $     12.57 $    10.13
                          ----------- ----------- ----------- ----------- ----------
Maximum offering price    $     16.51 $     13.93 $      9.46 $     13.09 $    10.55
                          ----------- ----------- ----------- ----------- ----------
*  Cost of Investments    $30,952,365 $10,200,907 $19,208,501 $22,131,708 $9,774,073
** Cost of Foreign
   Currency               $         0 $         0 $     2,528 $         0 $        0

                     See Notes to the Financial Statements.

                             THE TOCQUEVILLE TRUST

                            STATEMENTS OF OPERATIONS

                          Year Ended October 31, 1996

- -----------------------------------------------------------------------------

                              THE      SMALL CAP      ASIA-
                          TOCQUEVILLE    VALUE       PACIFIC      EUROPE    GOVERNMENT
                             FUND         FUND        FUND         FUND        FUND
                          -----------  ----------  -----------  ----------  ----------
INVESTMENT INCOME:
Dividends*                $  576,640   $   69,818  $   176,468  $  421,555   $      0
Interest                     181,342       58,114       89,292     151,909    572,260
                          ----------   ----------  -----------  ----------   --------
                             757,982      127,932      265,760     573,464    572,260
                          ----------   ----------  -----------  ----------   --------
EXPENSES: (NOTE 3)
Investment adviser's fee     292,466       81,813      103,394     167,277     44,692
Custodian and fund
 accounting                   61,975       67,710       84,180      78,690     54,900
Transfer agent and
 shareholder services         36,600       31,110       31,110      31,110     31,110
Professional fees             51,415       43,997       53,545      49,825     49,015
Distribution:
 Class A                      97,578       27,120       25,849      41,819     22,346
 Class B                         198           42            1           1          1
Administration fee            58,762       16,272       15,509      25,092     13,407
Printing                       3,660        3,660        3,660       3,660      1,830
Registration                  21,025       10,990       12,810      12,810     15,289
Trustee fee                    7,856        1,830        1,830       1,830      1,830
Fidelity bond                  5,124        1,830        1,830       1,830      1,830
Amortization of
 organization costs                0        5,570        2,804       5,375      4,394
Other                         11,668        3,660        3,660       3,660      1,830
                          ----------   ----------  -----------  ----------   --------
 Total expenses              648,327      295,604      340,182     422,979    242,474
  Less: Fees waived          (63,307)     (39,155)     (68,727)    (91,678)  (111,451)
                          ----------   ----------  -----------  ----------   --------
  Net expenses               585,020      256,449      271,455     331,301    131,023
                          ----------   ----------  -----------  ----------   --------
   NET INVESTMENT INCOME
    (LOSS)                   172,962     (128,517)      (5,695)    242,163    441,237
                          ----------   ----------  -----------  ----------   --------
REALIZED AND UNREALIZED
 GAIN (LOSS)
  Net realized gain
   (loss):
   Investments             2,100,811    1,355,990      (61,664)  1,116,998      8,831
   Foreign currency
    translation                    0            0      (27,035)   (111,649)         0
  Net change in
   unrealized
   appreciation
   (depreciation)          5,298,485      708,913     (996,841)  1,432,158     61,953
                          ----------   ----------  -----------  ----------   --------
    Net gain (loss)        7,399,296    2,064,903   (1,085,540)  2,437,507     70,784
                          ----------   ----------  -----------  ----------   --------
NET INCREASE (DECREASE)
 IN NET ASSETS RESULTING
 FROM OPERATIONS          $7,572,258   $1,936,386  $(1,091,235) $2,679,670   $512,021
                          ----------   ----------  -----------  ----------   --------
*Net of Foreign Taxes
 Withheld                      4,348            0       19,839      73,945          0
                          ----------   ----------  -----------  ----------   --------

                     See Notes to the Financial Statements.

                             THE TOCQUEVILLE TRUST

                      STATEMENTS OF CHANGES IN NET ASSETS


- -----------------------------------------------------------------------------

                             THE TOCQUEVILLE FUND      SMALL CAP VALUE FUND
                            ------------------------  ------------------------
                              FOR THE YEAR ENDED        FOR THE YEAR ENDED
                                  OCTOBER 31,               OCTOBER 31,
                            ------------------------  ------------------------
                               1996         1995         1996         1995
                            -----------  -----------  -----------  -----------
OPERATIONS:
 Net investment income
  (loss)                    $   172,962  $   343,526  $  (128,517) $   (41,698)
 Net realized gain (loss)     2,100,811    2,506,947    1,355,990      646,730
 Net change in unrealized
  appreciation
  (depreciation)              5,298,485    2,103,502      708,913      756,936
                            -----------  -----------  -----------  -----------
  Net increase (decrease)
   in net assets resulting
   from operations            7,572,258    4,953,975    1,936,386    1,361,968
DIVIDENDS AND
 DISTRIBUTIONS TO
 SHAREHOLDERS:
  Net investment income
  Class A                      (354,776)    (233,851)           0       (3,482)
  Class B                            (2)           0            0            0
  Net realized gain
  Class A                    (2,505,796)  (2,995,036)    (600,818)    (142,447)
  Class B                           (14)           0          (12)           0
FUND SHARE TRANSACTIONS
 Class A                      4,265,807    2,572,904      827,265    1,411,298
 Class B                         (1,507)         200         (297)         200
                            -----------  -----------  -----------  -----------
   Net increase (decrease)
    in net assets             8,975,970    4,298,192    2,162,524    2,627,537
NET ASSETS:
 Beginning of period         33,437,992   29,139,800    9,382,501    6,754,964
                            -----------  -----------  -----------  -----------
 End of period*             $42,413,962  $33,437,992  $11,545,025  $ 9,382,501
                            -----------  -----------  -----------  -----------
* Including undistributed
 net investment income
 (loss) of:                 $   137,132  $   318,948  $  (128,517) $   (32,254)
                            -----------  -----------  -----------  -----------

                     See Notes to the Financial Statements.

                             THE TOCQUEVILLE TRUST

                      STATEMENTS OF CHANGES IN NET ASSETS


-------------------------------------------------------------------------------

  ASIA-PACIFIC FUND            EUROPE FUND            GOVERNMENT FUND
- ------------------------  -----------------------  ----------------------
  FOR THE YEAR ENDED        FOR THE YEAR ENDED      FOR THE YEAR ENDED
     OCTOBER 31,               OCTOBER 31,              OCTOBER 31,
- ------------------------  -----------------------  ----------------------
   1996          1995        1996         1995        1996       1995*
- -----------   ----------  -----------  ----------  ----------  ----------
$    (5,695)  $  (12,765) $   242,163  $  (18,930) $  441,237  $   21,145
    (88,699)    (355,199)   1,005,349      20,664       8,831        (830)
   (996,841)    (208,980)   1,432,158     258,755      61,953      27,780
- -----------   ----------  -----------  ----------  ----------  ----------
 (1,091,235)    (576,944)   2,679,670     260,489     512,021      48,095
          0            0            0           0    (441,229)    (21,144)
          0            0            0           0          (8)         (1)
          0     (720,093)           0           0           0           0
          0            0            0           0           0           0
 14,542,402      796,982   14,983,225   3,492,707   3,211,933   6,478,561
       (202)         200         (218)        200        (199)        201
- -----------   ----------  -----------  ----------  ----------  ----------
 13,450,965     (499,855)  17,662,677   3,753,396   3,282,518   6,505,712
  4,686,693    5,186,548    6,269,657   2,516,261   6,505,712           0
- -----------   ----------  -----------  ----------  ----------  ----------
 18,137,658    4,686,693   23,932,334   6,269,657   9,788,230   6,505,712
- -----------   ----------  -----------  ----------  ----------  ----------
$         0   $        0  $   242,163  $  (18,930) $        0  $        0
- -----------   ----------  -----------  ----------  ----------  ----------

* Period from September 4, 1995 through October 31, 1995.

                     See Notes to the Financial Statements.

                             THE TOCQUEVILLE TRUST

                              THE TOCQUEVILLE FUND
                      THE TOCQUEVILLE SMALL CAP VALUE FUND
                       THE TOCQUEVILLE ASIA-PACIFIC FUND
                          THE TOCQUEVILLE EUROPE FUND
                        THE TOCQUEVILLE GOVERNMENT FUND

                         NOTES TO FINANCIAL STATEMENTS

-------------------------------------------------------------------------------
1. ORGANIZATION

  The Tocqueville Trust (the "Trust") was organized as a Massachusetts business trust registered under the Investment Company Act of 1940 as amended, as a di-versified, open-end management investment company. The Trust consists of five separate Funds: The Tocqueville Fund, The Tocqueville Small Cap Value Fund, The Tocqueville Asia-Pacific Fund, The Tocqueville Europe Fund and The Tocqueville Government Fund (the "Funds"). The objective of The Tocqueville Fund is long-term capital appreciation, primarily through investments in securities of United States issuers. The objective of The Tocqueville Small Cap Value Fund is long-term capital appreciation primarily through investments in securities of small capitalization United States issuers. The objective of The Tocqueville Asia-Pacific Fund is long-term capital appreciation primarily through invest-ments in securities of issuers located in Asia and the Pacific Basin. The ob-jective of The Tocqueville Europe Fund is long-term capital appreciation pri-marily through investment in securities of issuers located in Europe. The ob-jective of the Tocqueville Government Fund is to provide high current income consistent with the maintenance of principal and liquidity through investments in obligations issued or guaranteed by the U.S. Treasury or agencies of the U.S. Government. The following is a summary of significant accounting princi-ples followed by the Trust in the preparation of its financial statements.

-------------------------------------------------------------------------------
2. SIGNIFICANT ACCOUNTING POLICIES
A) SECURITY VALUATION

  Investments in securities, including foreign securities, traded on an ex-change or quoted on the over-the-counter market are valued at the last sale price or, if no sale occurred during the day, at the mean between closing bid and asked prices, as last reported by a pricing service approved by the Trust-ees. When market quotations are not readily available, or when restricted secu-rities or other assets are being valued, such assets are valued at fair value as determined in good faith by or under procedures established by the Trustees. Short-term investments are stated at cost which, together with accrued inter-est, approximates market value.

-------------------------------------------------------------------------------
B) FEDERAL INCOME TAX

  It is the Trust's policy to comply with the provisions of the Internal Reve-nue Code ("Code") applicable to regulated investment companies and to distrib-ute all of its taxable income to its shareholders. It is also the Trust's in-tention to distribute amounts sufficient to avoid imposition of any excise tax under Section 4982 of the Code. Therefore, no federal income or excise tax pro-vision is required.

-------------------------------------------------------------------------------
C) DEFERRED ORGANIZATION EXPENSES

  Expenses incurred in connection with the organization of The Tocqueville Small Cap Value Fund, The Tocqueville Europe Fund and The Tocqueville Govern-ment Fund are being amortized on a straight-line basis over a five-year period from each Fund's commencement of operations.

-------------------------------------------------------------------------------
D) FOREIGN CURRENCY TRANSLATION

  Investments and other assets and liabilities denominated in foreign curren-cies are translated to U.S. dollars at the prevailing rates of exchange. The Tocqueville Asia-Pacific Fund and The Tocqueville Europe Fund are engaged in transactions in securities denominated in foreign currencies and, as a result, enter into foreign exchange contracts. The Tocqueville Asia-Pacific Fund and The Tocqueville Europe Fund are exposed to additional market risk as a result of changes in the value of the underlying currency in relation to the U.S. dollar. The value of foreign currency contracts are "marked to market" on a daily basis, which reflects the changes in the market value of the contract at the close of each day's trading, resulting in daily unrealized gains and/or losses. When the contracts are closed, the Fund recognizes a realized gain or loss.

  The Funds do not isolate that portion of the results of operations resulting from changes in foreign exchange rates on investments from the fluctuations arising from changes in market prices of securities held. Such fluctuations are included with the net realized and unrealized gain or loss from invest-ments.

  Reported net realized foreign exchange gains or losses arise from sales of foreign currencies, currency gains or losses realized between the trade and settlement dates on securities transactions, the differences between the amounts of dividends, interest, and foreign withholding taxes recorded on the Fund's books, and the U.S. dollar equivalent of the amounts actually received or paid. Net unrealized foreign exchange gains and losses arise from changes in the value of assets and liabilities other than investments in securities at the end of the fiscal period, resulting from changes in the exchange rates.

-------------------------------------------------------------------------------
E) USE OF ESTIMATES

  The preparation of financial statements in conformity with generally ac-cepted accounting principles requires management to make estimates and assump-tions that effect the reported amounts of assets and liabilities and disclo-sure of contingent assets and liabilities at the date of the financial state-ments and the reported amounts of increases and decreases in net assets from operations during the reporting period. Actual results could differ from those estimates.

-------------------------------------------------------------------------------
F) OTHER

  Investment and shareowner transactions are recorded no later than the first business day after the trade date. Dividend income is recognized on the ex-dividend date or at the time the Fund becomes aware. Interest income is recog-nized on the accrual basis and market discount is accounted for on a straight-line basis from settlement date. The Trust uses the first-in, first-out method for determining realized gain or loss on investments sold for both financial reporting and federal tax purposes. Distributions to shareholders are recorded on the ex-dividend date. Expenses incurred by the Trust not specifically iden-tified to a Fund are allocated on a basis relative to the size of each Fund's daily net asset value. It is the Trust's policy to take possession of securi-ties as collateral under repurchase agreements and to determine on a daily ba-sis that the value of such securities are sufficient to cover the value of the repurchase agreements.

-------------------------------------------------------------------------------
3. INVESTMENT ADVISORY AND OTHER AGREEMENTS

  Tocqueville Asset Management L.P. ("Tocqueville"), is the investment adviser to the Trust under an Investment Advisory Agreement approved by shareholders on February 26, 1990. For its services, Tocqueville receives a fee from The Tocqueville Fund, payable monthly, at an annual rate of .75% on the first $100 million of its average daily net assets, .70% of the next $400 million of average daily net assets, and .65% of average daily net assets in excess of $500 million. Tocqueville receives a fee from The Tocqueville Small Cap Value Fund, payable monthly, at an annual rate of .75% on the first $100 million of its average daily net assets, .70% of the next $400 million of average daily net assets, and .65% of average daily net assets in excess of $500 million. Tocqueville receives a fee from The Tocqueville Asia-Pacific Fund, payable monthly, at an annual rate of 1.00% on the first $50 million of its average daily net assets, .75% of the next $50 million of average daily net assets, and
 .65% of average daily net assets in excess of $100 million. Tocqueville receives a fee from The Tocqueville Europe Fund, payable monthly, at an annual rate of 1.00% on the first $50 million of its average daily net assets, .75% of the next $50 million of average daily net assets, and .65% of average daily net assets in excess of $100 million. Tocqueville receives a fee from The Tocqueville Government Fund, payable monthly, at an annual rate of .50% on the first $500 million of the fund's average daily net assets, .40% of the next $500 million of average daily net assets, and .30% of average daily net assets in excess of $1 billion.

FOR THE PERIOD ENDED OCTOBER 31, 1996, THE ADVISER WAIVED THE FOLLOWING FEES BY
                                     FUND:

                          TOCQUEVILLE SMALL CAP  ASIA PACIFIC EUROPE  GOVERNMENT
                             FUND     VALUE FUND     FUND      FUND      FUND
                          ----------- ---------- ------------ ------- ----------
Fees waived                 $36,154    $19,096     $56,680    $68,161  $44,692
Reimbursement by Advisor    $     0    $     0     $     0    $     0  $45,068

  Tocqueville Securities L.P. (the "Distributor") acts as distributor for shares of the Fund and purchases shares of the Fund at net asset value to fill orders as received from investment dealers. For the year ended October 31, 1996, the Distributor received net commissions of $10,279 from the sale of the Trust's shares.

  The Fund has adopted distribution plans related to the sale of shares pursuant to which the Fund may incur distribution expenses in amounts not to exceed 0.25% per annum of the average daily net assets. Such expenses may include, but are not limited to, advertising, printing, and distribution of sales literature, prospectuses and other materials, and payments to dealers and shareholders servicing agents including the Distributor. Under the distribution plans, the Distributor is permitted to carry forward expenses not reimbursed by the distribution fees to subsequent fiscal years for submission to the Fund for payment, subject to the continuation of the Plan. For the year ended October 31, 1996, the Distributor has waived distribution fees of $12,525, $7,530, $14,698 and $14,288 for The Tocqueville Small Cap Value Fund, The Tocqueville Asia-Pacific Fund, The Tocqueville Europe Fund and The Tocqueville Government Fund, respectively. The distributor has informed the trust that, as

-------------------------------------------------------------------------------
of October 31, 1996, there were $96,670, $78,055, $66,730, $71,716 and $22,255 in unreimbursed expenses for The Tocqueville Fund, The Tocqueville Small Cap Value Fund, The Tocqueville Asia-Pacific Fund, The Tocqueville Europe Fund, and The Tocqueville Government Fund, respectively.

  Commissions earned by the Distributor for services rendered as a registered broker-dealer in securities transactions for The Tocqueville Fund, The Tocqueville Small Cap Value Fund, The Tocqueville Asia-Pacific Fund, The Tocqueville Europe Fund and The Tocqueville Government Fund for the year ended October 31, 1996, were $63,555, $47,933, $175, $1,509 and $9,213, respectively.

  Pursuant to an Administrative Services Agreement, effective September 15, 1995, the Fund pays to the Adviser a fee computed and paid monthly at an annual rate of 0.15% of the average daily net assets of the Fund. During the year ended October 31, 1996, the Adviser waived administration fees of $27,153, $7,534, $4,517, $8,819 and $7,403 for The Tocqueville Fund, The Tocqueville Small Cap Value Fund, The Tocqueville Asia-Pacific Fund, The Tocqueville Europe Fund and The Tocqueville Government Fund, respectively.

4. CAPITAL LOSS CARRY FORWARD

  At October 31, 1996, The Tocqueville Asia-Pacific Fund had tax basis capital losses of $410,000 available to offset future capital gains. Such losses expire between October 31, 2003 and 2004.

-------------------------------------------------------------------------------
5. CAPITAL SHARE TRANSACTIONS

  The Fund currently offers only one class of shares of beneficial interest, Class A Shares. On August 16, 1996, all previously existing shares of Class B shares of each Fund were converted at net asset value without the imposition of a deferred sales charge, into Class A shares of an equivalent value. Transac-tions in capital shares for the Funds were as follows:

                                            THE              THE TOCQUEVILLE
                                        TOCQUEVILLE          SMALL CAP VALUE
                                            FUND                  FUND
                                    ---------------------  --------------------
                                      AMOUNT      SHARES     AMOUNT     SHARES
                                    -----------  --------  ----------  --------
YEAR ENDED OCTOBER 31, 1996:
Class A shares:
 Shares sold                        $ 7,400,012   497,009  $2,925,368   240,431
 Shares issued to owners in
  reinvestment of dividends           2,596,698   191,069     523,199    45,103
 Shares redeemed                     (5,743,803) (388,402) (2,632,401) (210,711)
 Shares issued from conversion of
  Class B                                12,900       848      11,099       902
                                    -----------  --------  ----------  --------
 Net increase                       $ 4,265,807   300,524  $  827,265    75,725
                                    -----------  --------  ----------  --------
PERIOD FROM NOVEMBER 1, 1995 TO
 AUGUST 16, 1996:
Class B shares:
 Shares sold                        $    72,498     4,899  $   11,000       909
 Shares issued to owners in
  reinvestment of dividends                  12         1           9         1
 Shares redeemed                        (61,117)   (4,058)       (207)      (17)
 Conversion to Class A                  (12,900)     (856)    (11,099)     (909)
                                    -----------  --------  ----------  --------
 Net increase (decrease)            $    (1,507)      (14) $     (297)      (16)
                                    -----------  --------  ----------  --------
FOR THE YEAR ENDED OCTOBER 31,
 1995(1):
Class A shares:
 Shares sold                        $ 5,664,101   448,435  $1,651,218   146,814
 Shares issued to owners in
  reinvestment of dividends           2,634,292   230,270     125,021    13,078
 Shares redeemed                     (5,725,489) (422,865)   (364,941)  (33,611)
                                    -----------  --------  ----------  --------
 Net increase                       $ 2,572,904   255,840  $1,411,298   126,281
                                    -----------  --------  ----------  --------
PERIOD FROM AUGUST 14, 1995 TO OC-
 TOBER 31, 1995:
Class B shares:
 Shares sold                        $       200        14  $      200        16
 Shares issued to owners in
  reinvestment of dividends                 --        --          --        --
 Shares redeemed                            --        --          --        --
                                    -----------  --------  ----------  --------
 Net increase                       $       200        14  $      200        16
                                    -----------  --------  ----------  --------

- --------
(1) For the period September 4, 1995 to October 31, 1995 for the Tocqueville Government Fund.

-------------------------------------------------------------------------------


   THE TOCQUEVILLE             THE TOCQUEVILLE            THE TOCQUEVILLE
     ASIA-PACIFIC                   EUROPE                   GOVERNMENT
         FUND                        FUND                       FUND
- ------------------------    -------------------------   -----------------------
  AMOUNT        SHARES        AMOUNT        SHARES        AMOUNT       SHARES
- -----------    ---------    -----------    ---------    ----------    --------
$14,962,597    1,525,330    $15,071,859    1,332,335    $6,770,116     672,706
          0            0              0            0       342,832      34,393
   (420,195)     (43,921)       (88,634)      (7,382)   (3,901,015)   (388,010)
          0            0              0            0             0           0
- -----------    ---------    -----------    ---------    ----------    --------
$14,542,402    1,481,409    $14,983,225    1,324,953    $3,211,933     319,089
- -----------    ---------    -----------    ---------    ----------    --------
$         0            0    $         0            0    $        0           0
          0            0              0            0             7           1
       (202)         (21)          (218)         (18)         (206)        (21)
          0            0              0            0             0           0
- -----------    ---------    -----------    ---------    ----------    --------
$      (202)         (21)   $      (218)         (18)         (199)        (20)
- -----------    ---------    -----------    ---------    ----------    --------
$ 1,243,264      140,708     $3,693,929      346,755    $6,457,874     645,088
    461,895       50,479            --           --         20,687       2,062
   (908,177)    (101,157)      (201,222)     (18,942)          --          --
- -----------    ---------    -----------    ---------    ----------    --------
$   796,982       90,030     $3,492,707      327,813    $6,478,561     647,150
- -----------    ---------    -----------    ---------    ----------    --------
$       200           21    $       200           18    $      200          20
        --           --             --           --              1         --
        --           --             --           --            --          --
- -----------    ---------    -----------    ---------    ----------    --------
$       200           21    $       200           18    $      201          20
- -----------    ---------    -----------    ---------    ----------    --------

-------------------------------------------------------------------------------
6. INVESTMENT TRANSACTIONS

  Purchases and sales of investment securities (excluding short-term instru-ments) for the year ended October 31, 1996 were as follows:

                     THE     THE TOCQUEVILLE        THE            THE           THE
                 TOCQUEVILLE    SMALL CAP       TOCQUEVILLE    TOCQUEVILLE   TOCQUEVILLE
                    FUND       VALUE FUND    ASIA-PACIFIC FUND EUROPE FUND GOVERNMENT FUND
                 ----------- --------------- ----------------- ----------- ---------------
PURCHASES
U.S. Government  $       --    $   701,422      $       --     $       --    $9,288,107
Other             17,224,264    10,699,219       18,673,128     27,156,656          --
                 -----------   -----------      -----------    -----------   ----------
                 $17,224,264   $11,400,641      $18,673,128    $27,156,656   $9,288,107
                 -----------   -----------      -----------    -----------   ----------
SALES
U.S. Government  $ 2,008,438   $   615,250      $       --     $       --    $6,149,707
Other             15,461,691    10,197,006        4,647,286     17,751,079          --
                 -----------   -----------      -----------    -----------   ----------
                 $17,470,129   $10,812,256      $ 4,647,286    $17,751,079   $6,149,707
                 -----------   -----------      -----------    -----------   ----------

-------------------------------------------------------------------------------

  Unrealized appreciation at October 31, 1996 based on cost of securities for Federal tax purposes is as follows:

                              THE      THE TOCQUEVILLE        THE            THE            THE
                          TOCQUEVILLE     SMALL CAP       TOCQUEVILLE    TOCQUEVILLE    TOCQUEVILLE
                             FUND        VALUE FUND    ASIA-PACIFIC FUND EUROPE FUND  GOVERNMENT FUND
                          -----------  --------------- ----------------- -----------  ---------------
Gross unrealized appre-
 ciation                  $12,100,946    $ 1,793,395      $ 1,145,157    $ 1,905,802    $   94,999
Gross unrealized depre-
 ciation                     (872,114)      (364,104)      (2,186,367)      (210,443)       (7,693)
                          -----------    -----------      -----------    -----------    ----------
Net unrealized apprecia-
 tion (depreciation)      $11,228,832    $ 1,429,291      $(1,041,210)   $ 1,695,359    $   87,306
                          -----------    -----------      -----------    -----------    ----------
Cost of investments       $31,193,345    $10,238,356      $19,211,975    $22,150,280    $9,776,500
                          -----------    -----------      -----------    -----------    ----------

-------------------------------------------------------------------------------
7. SUBSEQUENT EVENTS

  The following dividends were declared for Shareholders of record on December 12, 1996, payable December 13, 1996:

                             THE     THE TOCQUEVILLE     THE           THE
                         TOCQUEVILLE    SMALL CAP    TOCQUEVILLE   TOCQUEVILLE
                            FUND       VALUE FUND    EUROPE FUND GOVERNMENT FUND
                         ----------- --------------- ----------- ---------------
Income Dividend             $0.06         $ --          $0.06         $ --
Short-Term Capital Gain      0.17          0.51          0.44          0.03
Long-Term Capital Gain       0.62          0.95          0.18           --
                            -----         -----         -----         -----
                            $0.85         $1.46         $0.68         $0.03

-------------------------------------------------------------------------------
  On November 29, 1996, The Tocqueville Government Fund acquired all of the net assets of Ivy Short Term Bond Fund pursuant to a plan of reorganization approved by Ivy Short Term Bond shareholders on November 15, 1996. The acquisition was accomplished by a tax free exchange of shares of The Tocqueville Government Fund for the net assets of Ivy Short Term Bond Fund which aggregated $5,720,387. The combined net assets of The Tocqueville Government Fund immediately after the merger were $15,696,605.

                             THE TOCQUEVILLE TRUST
-------------------------------------------------------------------------------
INDEPENDENT AUDITOR'S REPORT

To the Board of Trustees and Shareholders
 The Tocqueville Trust

We have audited the accompanying statements of assets and liabilities, includ-ing the investment portfolios, of The Tocqueville Trust, including, The Tocqueville Fund, The Tocqueville Small Cap Value Fund, The Tocqueville Asia-Pacific Fund, The Tocqueville Europe Fund and The Tocqueville Government Fund, as of October 31, 1996, and the related statements of operations, the state-ments of changes in net assets, and the financial highlights for the periods indicated in the accompanying financial statements. These financial statements and financial highlights are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements and fi-nancial highlights based on our audits.

We conducted our audits in accordance with generally accepted auditing stan-dards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial high-lights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of Oc-tober 31, 1996, by correspondence with the custodian and brokers. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement pre-sentation. We believe that our audits provide a reasonable basis for our opin-ion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of The Tocqueville Fund, The Tocqueville Small Cap Value Fund, The Tocqueville Asia-Pacific Fund, The Tocqueville Europe Fund, and The Tocqueville Government Fund series of The Tocqueville Trust as of October 31, 1996, the results of their operations, the changes in their net assets, and their financial highlights, for the periods indicated, in conformity with generally accepted accounting principles.

                                         /s/ McGladrey & Pullen, LLP

New York, New York
December 13, 1996

                              INVESTMENT ADVISER
                       Tocqueville Asset Management L.P.
                                 1675 Broadway
                              New York, NY 10019
                             Phone: (212) 698-0800


                                  DISTRIBUTOR
                          Tocqueville Securities L.P.
                                 1675 Broadway
                              New York, NY 10019
                             Phone: (212) 698-0800


                           SHAREHOLDERS' SERVICING,
                         CUSTODIAN AND TRANSFER AGENT
                             Firstar Trust Company
                             Mutual Fund Services
                                 P.O. Box 701
                           Milwaukee, WI 53201-0701
                        Toll Free Phone: (800) 697-3863


                               BOARD OF TRUSTEES
                          Francois Sicart - Chairman
                             Bernard F. Combemale
                               James B. Flaherty
                                  Inge Heckel
                            Robert W. Kleinschmidt
                             Francois Letaconnoux